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Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

        We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 23, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph referred to the adoption of SFAS No. 143 "Accounting for Asset Retirement Obligations" January 1, 2003), relating to the consolidated financial statements of TexCal Energy (LP) LLC and its predecessor which is contained in that Prospectus.

        We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ BDO SEIDMAN, LLP

BDO Seidman, LLP
Houston, Texas
November 15, 2006

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Consent of Independent Registered Public Accounting Firm